EXHIBIT 10.2

ADVISOR SERVICES AGREEMENT

      WHEREAS, this Advisor Services Agreement (“Agreement”) is entered into as of March 17, 2004 (“Effective Date”) between Vincent Viola (“Advisor”), an individual having his principal place of business at 34 Chandler Road, Chatham, NJ 07928 and NYMEX Holdings, Inc. (“NYMEX”), a Delaware corporation having its principal place of business at One North End Avenue, New York, NY 10282 (Advisor and NYMEX are collectively referred to herein as the “Parties” and individually as a “Party”).

      WHEREAS, Advisor has had a longstanding relationship with NYMEX and has served as Chairman of the Board for the past three years;

      WHEREAS, Advisor possesses unique expertise, acumen and contacts which have proven invaluable to NYMEX’s business;

      WHEREAS, NYMEX desires to continue to have access to Advisor’s skills and knowledge following the completion of his service as Chairman;

      WHEREAS, NYMEX wishes to utilize Advisor’s services and abilities to perform the Scope of Work set forth below during the term of this Agreement and any extension thereof; and

      WHEREAS, Advisor is willing to render such consulting services to NYMEX upon the terms and conditions contained in this Agreement.

      NOW THEREFORE, in consideration of the promises contained herein, the Parties agree as follows:

      1. Scope of Work

      Advisor shall perform the services (“Services”), as set forth in greater detail in the attached Exhibit A, according to the terms and conditions of this Agreement. Exhibit A is hereby incorporated and made a part of this Agreement. The acceptability of any of the Services shall be based on NYMEX’s satisfaction or dissatisfaction with the Services in NYMEX’s reasonable discretion, such discretion to be exercised in accordance with the prior dealings between the parties.

      2. Period of Agreement. This Agreement shall commence on the Effective Date and will continue for a period of three (3) years, unless terminated earlier in accordance with Article 4 hereof, or unless renewed by mutual agreement of the parties.

      3. Relationship Between the Parties

      A. Advisor acknowledges and agrees that Advisor has been retained solely as an independent contractor in a temporary capacity and not as an agent or employee of NYMEX. Nothing in this Agreement shall be construed to create a partnership, joint venture, or agency relationship between the Parties. Advisor is not authorized to enter into contracts or agreements on behalf of NYMEX or to otherwise create obligations of NYMEX to third parties.

      B. Advisor shall be solely responsible for the payment to any of its employees of compensation, expenses, and benefits associated with employment, workers’ compensation payments, state disability insurance and claims, and unemployment, social security and other payroll taxes, as applicable.

      C. Compensation payable by NYMEX to the Advisor under this Agreement is not intended to constitute “wages” for purposes of federal or state withholding taxes, social security payments, insurance contributions, unemployment taxes or other similar payments and the Advisor shall be solely responsible for all liabilities arising therefrom.

      4. Termination

      A. Subsequent to the first twelve (12) months of the Effective Date, either Party may terminate this Agreement at any time for any reason or no reason upon not less than ninety (90) days’ prior written notice.

      B. Notwithstanding anything in this Agreement to the contrary, NYMEX may terminate the Agreement at any time upon not less than five (5) days’ prior notice in the event of Advisor’s breach of his non-compete obligations (as set forth in Article 12) or his confidentiality obligations (as set forth in Article 5 and Exhibit B).

      C. In the event that either Party breaches a material provision of this Agreement, and such breach remains uncured on the date ten (10) business days after receipt by the breaching party of notice thereof, the non-breaching Party shall have all rights and remedies available in law or equity (including, without limitation, the right to terminate this Agreement).

      D. Except as specifically provided otherwise in this Agreement, in the event of the termination of this Agreement by NYMEX prior to the expiration of the term set forth in Article 2 above, NYMEX will remain liable to the Advisor solely for payment of all approved expenses and all payments due to Advisor, pursuant to Exhibit A, for Services rendered by the Advisor through the effective date of such termination.

      5. Confidential Information. Advisor agrees to execute and abide by the Non-Disclosure Agreement set forth in Exhibit B to this Agreement.

      6. Disclosure of Inventions & Ownership of Plans

      A. Any and all original reports, analyses and other documentation provided by Advisor in connection with the Services (“Documentation”) or any deliverable prepared by Advisor in connection with the performance of the Services shall become the exclusive property of NYMEX, including any trademark or copyright rights and other tangible or intangible rights attaching thereto.

      B. Advisor agrees to disclose promptly in writing to NYMEX any and all inventions, improvements, discoveries and copyrightable material, computer programs, processes, manufacturing techniques, trade secret formula or know how, patentable or unpatentable, copyrightable or uncopyrightable, protectable or unprotectable under any form of legal protection afforded to intellectual property, that Advisor may conceive, make, develop, author or work on in whole or in part, solely or jointly with others, in relation to the performance of the Services.

      7. Covenants and Warranties by Both Parties

      A. Each party represents to the other that its execution of this Agreement, and the performance of its obligations hereunder, will not violate any statute, regulation, order, judgment or decree to which such party is subject or by which it is bound.

      B. Each party represents to the other that it has obtained all required authorizations and approvals necessary for it to execute this Agreement and fully perform its obligations hereunder.

      8. Additional Covenants and Warranties by Advisor

      A. Services. Advisor covenants and agrees that Advisor shall perform the Services in a professional and diligent manner in accordance with the standards generally followed by equally qualified, competent and experienced consultants in the United States at the time of performance.

      B. Conflicts. In addition to the obligations set forth in Article 12 below, Advisor represents and warrants that it shall not act as an agent for, consultant to, or as an officer, employee, or other representative of any of NYMEX’s competitors or prospective competitors; provided that the aforesaid representation and warranty shall only apply to the trading of energy and metals (or any other products of an exchange which NYMEX subsequently acquires during the term of this Agreement) by NYMEX’s competitors and prospective competitors, and shall not apply to any other activities of Advisor on behalf of such competitors and potential competitors. Advisor hereby warrants that there is no conflict of interest between Advisor’s other employment, if any, or other Advisor contracts, if any, and the activities to be performed hereunder. Advisor shall advise NYMEX if a conflict of interest arises in the future.

      C. Remedies. In addition to other remedies provided hereunder, Advisor shall make reasonable efforts to promptly remedy any breach of any warranty in this Agreement at its own expense and without charge to NYMEX.

      D. NYMEX Rules. Advisor acknowledges and agrees to be bound by NYMEX Rule 3.02 (“Restrictions on Governing Board Members, Committee Members, Consultants, and Other Persons Who Possess Material, Non-Public Information”).

      9. Infringement Indemnity

      A. Any Party providing (“Provider”) any information, design specification, instruction, software, data, or other material (“Material”) will defend, indemnify and hold harmless the Party receiving such Material (“Recipient”) against any claim (and all expenses arising therefrom, including, but not limited to, reasonable attorneys fees) that any Material furnished by the Provider and used by the Recipient for the Services infringes a copyright, patent, trade secret, or other intellectual property right provided that: (1) the Recipient notifies the Provider in writing within thirty (30) days of the claim; (2) the Provider has sole control of the defense and all related settlement negotiations; and (3) the Recipient provides the Provider with the assistance, information, and authority reasonably necessary to perform the above; reasonable out-of-pocket (including, but not limited to, reasonable attorneys fees) expenses incurred by the Recipient in providing such assistance will be reimbursed by the Provider.

      B. The Provider shall have no liability for any claim of infringement resulting from: (1) the Recipient’s use of altered Material if infringement would have been avoided by the use of unaltered Material provided to the Recipient; or (2) any information, design, specification, instruction, software, data or material not furnished by the Provider.

      C. In the event that some or all of the Material is held or is believed by the Provider to infringe, the Provider shall have the option, at its expense, (1) to modify the Material to be non-infringing; (2) to obtain for the Recipient a license to continue using the Material; or (3) to require return of the infringing Material and all rights thereto from the Recipient, after which Provider shall pay to Recipient any all fees paid to Provider in respect to the use thereof. If such return of the infringing Material affects either NYMEX’s or Advisor’s ability to meet its obligations under this Agreement, the affected Party may terminate this Agreement upon thirty (30) days prior written notice to the other Party.

      10. Indemnification

      A. In addition to Article 9, each party (“Indemnitor”) shall indemnify and hold harmless the other party (“Indemnitee”), its affiliates, and its and their respective directors, officers, members, employees, and agents, from and against any and all liabilities, damages, claims, losses, costs, expenses, judgments or settlements, including attorney fees and disbursements, incurred by Indemnitee in any action or proceeding between Indemnitee and any third party, in connection with or arising out of the gross negligence or wilful misconduct of Indemnitor in connection with the provision of the Services.

      B. In addition to Article 9, Indemnitor shall indemnify, defend and hold harmless Indemnitee from and against any and all claims arising from a breach of the representations and warranties made by Indemnitor in this Agreement.

      C. In addition to Article 9, Advisor shall indemnify, defend and hold harmless NYMEX and its affiliates and its and their respective directors, officers, members, employees and agents from and against any and all liabilities, damages, claims, losses, costs, expenses, judgments or settlements, including attorney fees and disbursements, in respect of taxes on payments made to Advisor and all claims arising out of any bodily injury, death or damage to tangible personal property to the extent directly and proximately caused by the gross negligence or willful misconduct of Advisor.

      D. The following conditions shall apply to any indemnification pursuant to ¶¶ A, B or C of this Article 10: (1) Indemnitee must promptly provide Indemnitor with written notice of any such claim; (2) Indemnitee must provide reasonable cooperation, information, and assistance to Indemnitor in connection therewith; (3) Indemnitor shall have sole control and authority to defend, settle or compromise such claim;

(4) Indemnitee shall have the right to retain counsel to participate in the claim, in which case Indemnitor shall reasonably cooperate with Indemnitee and its counsel; and (5) Indemnitor shall not settle any claim without the consent of Indemnitee unless the sole relief awarded is money damages payable solely by Indemnitor.

      11. LIMITATION OF LIABILITY

      NYMEX’S AGGREGATE LIABILITY TO ADVISOR OR ANY THIRD PARTIES FOR ANY AND ALL DAMAGES IN ANY WAY RELATED TO THIS AGREEMENT, REGARDLESS OF WHETHER THE CLAIM FOR SUCH DAMAGES IS BASED IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, SHALL NOT EXCEED THE TOTAL AMOUNT PAID TO ADVISER HEREUNDER.

      12. Inventions, Patents, Trademarks and Copyrights

      A. Definitions.

(1) The term “Work” means any and all writings, designs, models, drawings, photographs, physical property, reports, formulas, patterns, devices, compilations or other material, whether or not protectable under Title 17 of the U.S. Code, and that are created for NYMEX by Advisor, whether alone or with others, and whether created by independent contractors, employees or agents of Advisor.

(2) The term “Trademark” means any name, word, phrase, logo, design or other graphic depiction generated during the performance of this Agreement that is or can be used to describe either a product or service of NYMEX, and that is created for NYMEX by Advisor, whether alone or with others, and whether created by independent contractors, employees or agents of Advisor.

(3) The term “Invention” means any designs, processes, inventions or discoveries, whether or not patentable or otherwise protectable under Title 35 of the U.S. Code, that are created for NYMEX by Advisor, whether alone or with others, and whether created by independent contractors, employees or agents of Advisor.

      B. Work Made for Hire and Assignment. In relation to the performance of this Agreement, Advisor may create certain Works for NYMEX that may be copyrighted or copyrightable under the laws of the United States. To the extent that any such Works are created, Advisor will be considered to have created a Work Made for Hire as defined in 17 U.S.C. § 101, and NYMEX shall have the sole right to the copyright. In the event that any such Work created by Advisor does not qualify as a Work Made for Hire, Advisor hereby assigns its copyright and all rights, title and interest throughout the world, in and to the Work to NYMEX, as provided for below.

      C. Title to Works, Trademarks, and Inventions Produced. It is understood and agreed that the entire right, title and interest throughout the world to all Works, Trademarks, and/or Inventions that are conceived of, prepared, procured, generated or produced, whether or not reduced to practice, by Advisor, either solely or jointly with others during the course of, in connection with, or as related to the performance of this Agreement, shall be and hereby are vested and assigned by Advisor to NYMEX.

      D. Further Assurances. Advisor agrees to execute any and all documents prepared by NYMEX, and to do all other lawful acts as may be necessary, useful or convenient for NYMEX to establish, document, and protect the rights granted to NYMEX hereunder.

      E. Dealings with Others. Advisor has acquired or shall acquire from each of its employees, consultants, and subcontractors, if any, the necessary rights to all such works, trademarks, and inventions produced by such employees, consultants, and subcontractors, within the scope of their employment by Advisor in performing Services under this Agreement. Advisor shall obtain the cooperation of each such party to secure to NYMEX or its nominees the rights granted to NYMEX hereunder may acquire in accordance with the provisions of this Article 11.

      13. Non-competition & Non-solicitation.

      Notwithstanding anything to the contrary in this Agreement, during the term of this Agreement and for a period of one (1) year following the termination and/or expiration of this Agreement, Advisor shall not (without the prior written consent of NYMEX):

(1) Provide any services (whether as a director, officer, employee, consultant or otherwise) to any other commodity exchange and/or any platform (including electronic communications networks) in connection with the trading of energy or metals (or any other products of an exchange which NYMEX subsequently acquires during the term of this Agreement); or

(2) Solicit for employment for, nor employ, any employee of NYMEX and/or its affiliates without the approval of the Executive Committee of NYMEX.

      B. Nothing contained in this Agreement shall restrict any proprietary trading by Advisor or any entity in which Advisor owns a controlling interest.

      C. Advisor has carefully read and considered the provisions hereof, has been advised by counsel and, having done so, Advisor acknowledges and agrees that the restrictions and covenants contained in this Article 13, in view of the unique nature of the business in which NYMEX is engaged and Advisor’s relationship with NYMEX, are reasonable and necessary in order to protect the legitimate interests of NYMEX, that their enforcement will not impose a hardship on Advisor or significantly impair his ability to earn a livelihood, and that any violation thereof would result in irreparable injuries to NYMEX.

      14. Miscellaneous

      A. This Agreement shall be governed by and construed in accordance with the applicable laws of the State of New York except for its laws governing conflict and choice of laws.

      B. The Advisor shall not discriminate against any employee or applicant for employment because of race, color, religion, sex, age or national origin, and Advisor agrees to comply with all laws and ordinances relating thereto, and all orders, rules and regulations issued pursuant thereto.

      C. Neither Party shall assign, sublet or transfer all of any part of its interest in this Agreement without the prior written consent of the other Party except that NYMEX may assign to any of its successors or affiliates. Except as otherwise provided, any attempted assignment by a Party in violation of this provision shall render this Agreement voidable by the other Party.

      D. The provisions of Articles 3, 5, 6, 9, 10, 11, 12, 13 and 14 shall survive the completion or early termination of this Agreement.

      E. Failure of either Party to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provisions or of the right thereafter to enforce such provisions.

      F. This Agreement, the terms and conditions herein contained, together with all attachments hereto and other agreements and documents referred to herein, shall constitute the entire agreement between NYMEX and the Advisor and supersede any and all other agreements or arrangements, whether written or oral, with respect to the subject matter hereof. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns, as may be permitted hereunder. This Agreement may be amended or modified only by a writing signed by both Parties.

      G. In case any one or more of the provisions contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect for any reason, such invalidity, illegality or unenforceability shall not affect any other provisions of the Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

      H. All notices and other communications to be given or to otherwise be made to any Party to this Agreement shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class registered or certified mail or by a recognized national courier service, postage or charges repaid, to the Advisor and to the NYMEX, at the address set forth on the first page of this Agreement, or to such other address of which such Party may give written notice to the other in accordance with this provision.

      I. The Article headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      J. This Agreement may be executed in one or more counterparts, which shall, collectively and separately, constitute one agreement.

      IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Agreement as of the Effective Date.

/s/ VINCENT VIOLA

Vincent Viola

NYMEX HOLDINGS, INC.

By:	/s/ MITCHELL STEINHAUSE

Name: Mitchell Steinhause
Title: Chairman

EXHIBIT A

SCOPE OF WORK & PAYMENT

      The Advisor shall advise NYMEX in connection with various strategic initiatives including, but not limited to, business combinations, financing transactions, capital raising and/or technology agreements that Advisor identifies or is directed to pursue by NYMEX’s Chairman or by NYMEX’s Board of Directors. Advisor shall devote no less than ten full days per any given month during the term of this Agreement to the Services. Subject to Article 13 of the Advisor Services Agreement (“Agreement”) between the parties, Advisor shall be free to perform other services for other persons, and shall not be required to devote his full working time and energy to the performance of his obligations under the Agreement. Advisor shall report directly to NYMEX’s Chairman or NYMEX’s Board of Directors. Advisor shall be referred to as “Senior Strategic Advisor.”

      As part of, and not in limitation of, the Services, Advisor will (1) perform analyses of the initiatives and their potential financial and non-financial impact on NYMEX, (2) assist in negotiations with third parties and their advisors, (3) coordinate with any financial, legal and accounting advisors retained by NYMEX, (4) make himself available for presentations to the Board of Directors and any committee of the Board, and (5) keep the Chairman of NYMEX currently informed as to the status of initiatives being pursued as part of the Services.

      In consideration of the Services, for the period of service NYMEX shall pay the Advisor:

a) $83,333.33 per month (and a proportionate amount of such payment for each partial month); and

b) a transaction fee (“Transaction Fee”) based upon the following:

(1) In the event that NYMEX acquires a controlling interest in the Intercontinental Exchange, Inc. (“ICE”) or the New York Board of Trade (“NYBOT”) during the term of this Agreement or any extension thereof, NYMEX shall also pay Advisor an amount equal to a percentage of the price paid by NYMEX to ICE or NYBOT, as the case may be, for such controlling interest (“Price”) according to the following scale:

(i) Two percent (2%) of the first fifty million dollars ($50,000,000) of the Price; and

(ii) One and one half percent (1.5%) of the following fifty million dollars ($50,000,000) to one hundred million dollars ($100,000,000) of the Price; and

(iii) One and one quarter percent (1.25%) of the following one hundred million dollars ($100,000,000) to two hundred million dollars ($200,000,000) of the Price; and

(iv) One percent (1%) of that portion of the Price that exceeds two hundred million dollars ($200,000,000); and

(2) A fee to be negotiated in good faith in respect of any other substantial business combination or acquisition, provided that such business combination or acquisition is first identified by the Advisor to NYMEX or as may be agreed upon by the Parties.

(3) In addition to the foregoing, NYMEX shall pay the applicable Transaction Fee in respect of a transaction that is consummated within one year of the expiration or termination of this Agreement or any extension thereof, and that derives directly from an opportunity that Advisor identified and substantively pursued as part of his Services during the term of the Agreement. Notwithstanding the foregoing, NYMEX shall have no obligation to pay such Transaction Fee in the event of NYMEX’s termination of this Agreement for Advisor’s breach of the terms and conditions contained herein.

EXHIBIT B

NON-DISCLOSURE AGREEMENT

      WHEREAS, this Non-Disclosure Agreement (“Agreement”) is entered into as of March 17, 2004 (“Effective Date”) between the NYMEX Holdings, Inc. (“NYMEX” or “Disclosing Party”) and Vincent Viola (“Advisor” or “Receiving Party”) (each of NYMEX and Advisor is hereinafter referred to individually as a “Party” or collectively as the “Parties”) in connection with a business venture (“Arrangement”); and

      WHEREAS, NYMEX possess its own proprietary, financial, business, and marketing information relating to the Arrangement; and

      WHEREAS, in order to begin the discussions regarding the Arrangement NYMEX is willing to disclose to Advisor certain information and related materials that NYMEX considers to be confidential and secret and in which NYMEX has a proprietary interest, subject to the terms and conditions set forth below.

      NOW, THEREFORE, in consideration of the disclosure of any Confidential Information (as defined below) the covenants and premises contained herein and other good and valuable consideration the sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

      1. The following definitions shall apply for purposes of this Agreement:

“Affiliate” means, when used with respect to any Person (as defined below), any other Person directly or indirectly controlling, controlled by or under common control with, such Person.

“Agreement” means this Agreement, as amended from time to time.

“Arrangement” means any business venture(s) discussed between the Parties.

“Confidential Information” shall mean any and all of NYMEX’s confidential, secret or proprietary information, whether written or oral, including but not limited to, products or services, personnel, procedures of operation, business or marketing plans, business methods and practices, compilations of data or information concerning NYMEX’s business, financial data, business proposals, names of NYMEX’s suppliers and customers, possible business partners and their businesses and any other information not generally known to the public.

“Disclosing Party” shall mean NYMEX.

“Person” means a natural person, partnership (whether general or limited), limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity.

“Receiving Party” shall mean Advisor.

“Representatives” means, with respect to either Party, such Party’s directors, officers, members, employees, agents or advisors (including, without limitation, attorneys, accountants and management consultants).

      2. All Confidential Information heretofore or hereinafter furnished to Receiving Party or to any of Receiving Party’s Representatives by Disclosing Party or by any of the Disclosing Party’s Representatives, shall be kept confidential by the Receiving Party. The Receiving Party warrants that it will keep the Disclosing Party’s Confidential Information in no less confidential a manner than it keeps its own most confidential information but in no event shall less than reasonable care be exercised to prevent unauthorized disclosure.

      3. Confidential Information disclosed hereunder shall at all times remain, as between the Parties, the property of the Disclosing Party. No license under any trade secrets, copyrights, or other rights is granted by this Agreement or any disclosure of Confidential Information hereunder.

      4. The Receiving Party shall receive, use and consider the Confidential Information solely and exclusively for the purpose of discussions regarding the Arrangement. Except to the extent the Receiving Party has prior written consent from the Disclosing Party, the Receiving Party shall not duplicate in any manner or disclose to any third party the Confidential Information or any part thereof other than to its Representatives having a need to know the Confidential Information in order to assist in the evaluation of the Arrangement or any other current or future business relationship between the Receiving Party and the Disclosing Party. In any instance in which the Receiving Party discloses the Confidential Information to its Representatives, the Receiving Party shall inform them of the confidential nature of the Confidential Information and of the terms of this Confidentiality Agreement. The Receiving Party shall be held responsible for any unauthorized use or disclosure of any Confidential Information, regardless of the nature thereof or the identity of the unauthorized user or disclosure thereof.

      5. The Receiving Party understands and agrees that disclosure of the Confidential Information may cause irreparable harm to the Disclosing Party, not compensable by money damages and therefore the Disclosing Party shall not have an adequate remedy at law in the event of an unauthorized use or disclosure of the Confidential Information in breach of the provisions of this Agreement. Accordingly, the Disclosing Party shall be entitled to injunctive relief, in addition to any other rights and remedies which might be available to it under the law. The prevailing Party in any litigation relating to or arising under this Agreement shall be entitled to reasonable attorneys’ fees, including fees on appeal.

      6. Upon the written request of the Disclosing Party, the Receiving Party will promptly return to the Disclosing Party or destroy all of the Confidential Information of the Disclosing Party (or such portion thereof as may be requested by the Disclosing Party) without retaining copies, summaries or extracts thereof or based thereon.

      7. The Receiving Party further understands and acknowledges that the furnishing of the Confidential Information by the Disclosing Party does not in and of itself constitute a representation of any kind by the Disclosing Party as to the accuracy or completeness of such information.

      8. The Receiving Party may disclose the Disclosing Party’s Confidential Information to a third person only if: (a) the Confidential Information is made public by the Disclosing Party; (b) the Confidential Information becomes generally known to the public, or was generally known to the public, before the date on which this Agreement is executed; (c) the Disclosing Party waives its rights as provided in Article 14 below; (d) the Receiving Party obtains the Confidential Information independent of the Disclosing Party lawfully and without breach of this Agreement or (e) disclosure of the Confidential Information is required by a governmental authority, either by explicit order, statute or regulation; in which case the Receiving Party shall comply with its obligations under Section 9 below.

      9. If the Receiving Party is required by law, regulation, legal process or regulatory authority to disclose the Disclosing Party’s Confidential Information, the Receiving Party (if legally permitted to do so) shall provide the Disclosing Party with prompt notice (in writing if practicable) of any such requirement so that the Disclosing Party may seek a protective order or other remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the Disclosing Party grants a waiver hereunder, the Receiving Party may furnish that portion (and only that portion) of the Confidential Information which, in the opinion of its counsel, it is required by law, regulation, legal process or regulatory authority to disclose, without any liability to the Disclosing Party and with respect to which it agrees to exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded. In any event, the Receiving Party will not oppose action by the Disclosing Party to obtain a protective order unless the Receiving Party reasonably determines that such order is adverse to its interests or other reliable assurance that confidential treatment will be accorded the Confidential Information.

      10. The Parties acknowledge and agree that the Disclosing Party may provide other persons with its own Confidential Information and nothing contained herein shall act so as to prevent such Party from doing so.

      11. Receiving Party hereby agrees to indemnify and hold harmless the Disclosing Party and its Representatives from any damage, loss, cost or liability (including reasonable attorneys fees and legal fees, and the cost of enforcing this indemnification provision) arising out of or resulting from any breach by it of this Agreement.

      12. Each of the Parties agree that except for the matters specifically agreed to in this Agreement and as otherwise agreed in writing by the Parties, none of the Parties or their respective Representatives will be under any legal obligation of any kind whatsoever with respect to providing any services and/or any discussion with regard to providing such services.

      13. Each Party acknowledges and agrees that it may allow other Persons to provide it any of the services to be provided (or proposed to be provided) by the other Party. In addition, each Party may make available to any other Persons its own Confidential Information and nothing contained herein shall act so as to prevent a Party from so doing.

      14. This Agreement may be modified or waived only by an express amendment and waiver in writing signed by the Parties. It is understood and agreed that no failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

      15. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

      16. This Agreement will be governed by both the substantive and procedural laws of the State of New York, U.S.A., excluding its conflict of law rules and the UN Convention for the International Sale of Goods (CISG). Any action to enforce any provision of this Agreement may be brought only in the Supreme Court, State of New York, County of New York or in the United States District Court for the Southern District of New York.

      17. NYMEX and Advisor shall be bound by the terms of this Agreement until a written release is given by NYMEX following the return or destruction of all of the Confidential Information.

      18. Neither Party may use the name of the other in connection with any advertising or publicity materials or activities without the prior written consent of the other Party.

      19. This Agreement shall become effective as of the date Confidential Information is first made available to any of the Parties to this Agreement.

      20. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

      IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Agreement as of Effective Date.

/s/ VINCENT VIOLA

Vincent Viola

NYMEX HOLDINGS, INC.

By:	/s/ MITCHELL STEINHAUSE

Name: Mitchell Steinhause
Title: Chairman